Exhibit 10.27
EDITAS MEDICINE
DIRECTOR COMPENSATION
Under this non-employee director compensation program, Editas Medicine (the “Company”) pays its non-employee directors retainers in cash.  Each non-employee director receives a cash retainer for service on the Board and for service on each committee of which the director is a member. The chairmen of the Board and of each committee receives higher retainers for such service. The amounts of the fees paid to each non-employee director for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:

	Member	Chairman
	Annual Fee	Annual Fee
Board of Directors	$40,000	$75,000
Audit Committee	$8,750	$18,750
Organization, Leadership and Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$5,000	$10,000
Science and Technology Committee	$5,000	$10,000
Any non-employee director serving as the Board-appointed lead independent director also receives an annual fee of $25,000, in addition to any fees such director receives for his or her service on the Board or any committees thereof.
These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment shall be prorated for any portion of such quarter during which the director was not serving.  The Company also reimburses its non-employee directors for reasonable travel and other expenses incurred in connection with attending Board and committee meetings. Additionally, the Board may establish other committees from time to time that include fees for both members and chairpersons, as well as per meeting fees.
Under this non-employee director compensation program, each non-employee director shall be granted automatically and without the need for further Board action, under the Company’s 2015 Stock Incentive Plan, on the date of his or her initial election to the Board, a stock option having a grant date fair value of $600,000, as calculated by the Company in accordance with Accounting Standards Codification Topic No. 718 (“ASC 718”) with the terms of such option as set forth in this paragraph; provided that in no event shall such option be granted with respect to more than 50,000 shares of Company common stock (the “Initial Option Grant”). The Initial Option Grant shall vest as to one-third of the shares of the Company’s common stock underlying such option on each anniversary of the grant date until the third anniversary of the grant date, subject to the non-employee director's continued service as a director through such vesting date. Further, on the date of the first Board meeting held after each annual meeting of stockholders, each non-employee director that has served on the Board for at least four months shall be granted automatically and without the need for further Board action, under the 2015 Stock Incentive Plan, a stock option having a grant date fair value of $300,000, as calculated by the Company in accordance with ASC 718 with the terms of such option as set forth in this paragraph, provided that in no event shall such option be granted with respect to more than 25,000 shares of the Company’s common stock (the “Annual Option Grant). The Annual

Option Grant shall vest in full on the one-year anniversary of the grant date, subject to the non-employee director's continued service as a director through such date. Each of the Initial Option Grant and the Annual Option Grant shall have an exercise price equal to the closing trading price of the Company’s common stock on the date of grant (or most recent preceding trading date if the grant date is not a trading day) and shall become exercisable in full upon a change in control of the Company.